UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2022

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-51734	35-1811116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	CLMT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Robert E. Funk

As previously disclosed, Robert E. Funk notified the Board of Directors (the “Board”) of Calumet GP, LLC (the “Company”), the general partner of Calumet Specialty Products Partners, L.P. (the “Partnership”), on May 5, 2022, that he has elected to retire from the Board, effective as of the date his successor is duly appointed by the Board. As discussed below, Mr. Funk’s successor was duly appointed on August 2, 2022 and Mr. Funk’s retirement became effective immediately thereafter. Mr. Funk’s retirement from the Board is not the result of any disagreement with the operations, policies or practices of the Company or the Partnership.

Appointment of Karen A. Twitchell and John (“Jack”) G. Boss to the Board

On August 2, 2022, the Board appointed Karen A. Twitchell to serve as a member of the Board of the Company, effective immediately. Ms. Twitchell is filling the vacancy left as a result of the retirement of Mr. Funk. Concurrent with her appointment to the Board, Ms. Twitchell was appointed as the Chairperson of the Conflicts Committee of the Board and as a member of the Audit and Finance Committee and Compensation Committee of the Board. The Board determined that Ms. Twitchell meets the independence and experience standards under the rules of the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market LLC (“Nasdaq”). There are no arrangements or understandings between Ms. Twitchell and any other persons pursuant to which she was appointed to serve as a director of the Board. There are no relationships between Ms. Twitchell and the Company or the Partnership or any related person of the Company or the Partnership that would require disclosure pursuant to Item 404(a) of Regulation S-K.

On August 2, 2022, the Board appointed John (“Jack”) G. Boss to serve as a member of the Board of the Company, effective immediately. Mr. Boss is filling the vacancy left as a result of the retirement of Fred M. Fehsenfeld, Jr. Concurrent with his appointment to the Board, Mr. Boss was appointed as the Chairperson of the Talent and Leadership Development Committee of the Board and as a member of the Audit and Finance Committee and Strategy and Growth Committee of the Board. The Board determined that Mr. Boss meets the independence and experience standards under the rules of the SEC and Nasdaq. There are no arrangements or understandings between Mr. Boss and any other persons pursuant to which he was appointed to serve as a director of the Board. There are no relationships between Mr. Boss and the Company or the Partnership or any related person of the Company or the Partnership that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with Ms. Twitchell’s and Mr. Boss’ service on the Board, each is eligible to receive a compensation package commensurate with other members of the Board who are not officers or employees of the Company or its affiliates (“Non-Employee Directors”), which consists of the following: (a) an annual fee of $70,000, payable quarterly; and (b) an annual award of restricted units or phantom units with a market value of approximately $100,000. In addition, the Company reimburses each Non-Employee Director for her out-of-pocket expenses in connection with attending meetings of the Board or committees. Under certain circumstances, we will also indemnify each director for her actions associated with being a director to the fullest extent permitted under Delaware law.

Item 7.01 Regulation FD Disclosure.

On August 3, 2022, the Partnership issued a press release announcing the matters described under Item 5.02 of this report, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Exhibit No.	Exhibit Title or Description
99.1	Press Release, dated August 3, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

	By:	CALUMET GP, LLC, its General Partner

August 3, 2022	By:	/s/ Vincent Donargo
Name: Vincent Donargo
Title: Executive Vice President and Chief Financial Officer